Exhibit 99

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During the third quarter, First Mid completed the previously announced acquisition of ten branches of First Bank located in and around Bloomington, Peoria, Galesburg, and Quincy Illinois. As a result, our September 30, 2010 consolidated balance sheet includes the assets and liabilities of those ten branches. The year-to-date consolidated income statement includes the financial results of the branches since September 10, 2010 (the day the acquisition was completed) as well as the legal, professional, and integration costs we incurred in 2010 to complete the transaction. The third quarter Form 10-Q which will be filed in early November 2010 will contain further disclosure of the transaction. I urge all shareholders to read this document when it becomes available.

The underlying business objectives of the acquisition were to leverage our capital, managerial, and operational resources over a larger base of earning assets, to acquire core customer deposits and to gain entry into markets where opportunities exist for future, cost- effective revenue growth. I believe we accomplished those objectives with this transaction. While strategy is important, so is execution and the focus now turns to customer service, revenue growth, and risk and expense management in both these new locations as well as First Mid’s legacy markets. Along with the financial assets came a team of experienced bankers and I believe we are ready for the challenge.

Our earnings for the first nine months of 2010 were essentially the same as in the same period last year despite including the costs of the acquisition. Net income amounted to $6.3 million or $.76 per diluted share. One-time costs for the acquisition, including investment banking fees, legal fees, system conversion, and customer integration costs amounted to $950,000. As we get the one-time costs behind us, I remain optimistic about income from our core operations. Net interest income was $28.6 million for the first nine months of 2010 as compared to $26.0 million for the first nine months of 2009. The increase in net interest income is due primarily to obtaining a higher interest rate spread. First Mid’s net interest margin was 3.67% for the first nine months of 2010 as compared to 3.36% for the first nine months of 2009 as funding costs have declined.

Total non-interest income of $9.8 million for the first nine months of 2010 is lower than the $10.5 million recognized during the same period last year. During the first nine months of 2009, we recognized a one-time gain of $1 million on the sale of the merchant card servicing portfolio that affects annual comparisons. We continue to see some deferrals on trust preferred securities we hold as investments, as others in the banking industry struggle, resulting in $1.4 million in non-cash charges to earnings thus far in 2010 to recognize other-than-temporary impairment.

Non-performing loans totaled $11.6 million at September 30, 2010 as compared to $12.7 million at December 31, 2009. We continue to monitor these credits closely, and have developed action plans to work with the borrowers and to ensure that collateral valuations are updated to be reflective of current conditions. We have charged-down the balance of these loans, when appropriate, resulting in net charge-offs of $1.3 million in 2010 as compared to $.8 million in 2009, and a higher loan loss provision of $2.7 million for the first nine months of 2010 as compared to $2.2 million in 2009. We have also sold a few properties and seen the balance of other real estate owned decline to $5.3 million from $7.5 million at June 30, 2010.

Clearly, these are challenging times and economic conditions in the United States and in Illinois are difficult. Moreover, the competitive and regulatory environments are more intense than ever for community banks. First Mid’s business model and our experienced staff allow us to adapt to the challenges and I remain optimistic about our future. Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

October 28, 2010

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Sep 30	Dec 31
	2010	2009

Assets
Cash and due from banks	$18,621	$20,243
Federal funds sold and other interest-bearing deposits	266,872	70,168
Certificates of deposit investments	9,901	9,344
Investment securities:
Available-for-sale, at fair value	295,696	238,697
Held-to-maturity, at amortized cost (estimated fair value of $54 and
$469 at September 30, 2010 and December 31, 2009, respectively)	51	459
Loans	797,530	700,750
Less allowance for loan losses	(10,930)	(9,462)
Net loans	786,600	691,288
Premises and equipment, net	28,724	15,487
Goodwill, net	25,753	17,363
Intangible assets, net	5,354	2,832
Other assets	28,636	29,274
Total assets	$1,466,208	$1,095,155

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$173,986	$128,726
Interest bearing	1,029,863	711,684
Total deposits	1,203,849	840,410
Repurchase agreements with customers	90,300	80,386
Other borrowings	22,750	32,750
Junior subordinated debentures	20,620	20,620
Other liabilities	12,270	9,768
Total liabilities	1,349,789	983,934
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
4,927 shares in 2010 and 2009)	24,635	24,635
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,416,242 shares in 2010 and 7,364,959 shares in 2009)	29,692	29,460
Additional paid-in capital	27,604	26,811
Retained earnings	65,643	62,144
Deferred compensation	2,908	2,894
Accumulated other comprehensive income (loss)	2,096	464
Treasury stock at cost, 1,327,386 shares in 2009
and 1,282,076 in 2009	(36,159)	(35,187)
Total stockholders’ equity	116,419	111,221
Total liabilities and stockholders’ equity	$1,466,208	$1,095,155

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended September 30,	2010	2009

Interest income:
Interest and fees on loans	$29,944	$31,831
Interest on investment securities	6,589	6,812
Interest on certificates of deposit	88	23
Interest on federal funds sold & other deposits	124	142
Total interest income	36,745	38,808
Interest expense:
Interest on deposits	6,412	10,601
Interest on repurchase agreements with customers	97	89
Interest on other borrowings	867	1,277
Interest on subordinated debt	790	842
Total interest expense	8,166	12,809
Net interest income	28,579	25,999
Provision for loan losses	2,727	2,170
Net interest income after provision for loan losses	25,852	23,829
Non-interest income:
Trust revenues	1,838	1,622
Brokerage commissions	395	301
Insurance commissions	1,453	1,560
Services charges	3,447	3,672
Securities gains (losses), net	543	447
Impairment losses on securities	(1,403)	(1,237)
Mortgage banking revenues	432	562
ATM / debit card revenue	2,013	1,698
Other	1,045	1,897
Total non-interest income	9,763	10,522
Non-interest expense:
Salaries and employee benefits	13,078	12.509
Net occupancy and equipment expense	4,046	3,752
FDIC insurance	1,036	1,621
Amortization of intangible assets	528	554
Legal and professional expense	1,842	1,541
Other	5,504	4,970
Total non-interest expense	26,034	24,947
Income before income taxes	9,581	9,404
Income taxes	3,239	3,076
Net income	$6,342	$6,328

Per Share Information (unaudited)
For the period ended September 30,	2010	2009
Basic earnings per common share	$0.76	$0.82
Diluted earnings per common share	$0.76	$0.82
Book value per share at Sep 30	$15.07	$14.38
Market price of stock at Sep 30	$18.10	$18.40

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended September 30,	2010	2009

Balance at beginning of period	$111,221	$82,778
Net income	6,342	6,328
Dividends on preferred stock and common stock	(2,843)	(2,441)
Issuance of preferred and common stock	940	24,101
Purchase of treasury stock	(958)	(1,679)
Deferred compensation and other adjustments	85	157
Changes in accumulated other comprehensive income (loss)	1,632	1,684
Balance at end of period	$116,419	$110,928

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Mar 31,	Capitalized”
Primary Capital Measurements (unaudited):	2010	Designation

Leverage ratio	9.20%	5%
Tier 1 capital to risk-weighted assets	11.82%	6%
Total capital to risk-weighted assets	13.02%	10%